Exhibit 99.1

Contact:     Roger R. Hopkins, Chief Accounting Officer
(615) 890-9100

NHI Announces Offering of 4.5 Million Shares of Common Stock

MURFREESBORO, Tenn. - (November 19, 2013) National Health Investors, Inc. (NYSE:NHI) (the “Company” or “NHI”) announced today it has commenced an underwritten public offering of 4.5 million shares of its common stock. The underwriters are expected to be granted a 30-day option to purchase up to an additional 675,000 shares.

The Company intends to use the net proceeds from the offering to fund a portion of the purchase price of the pending acquisition of 25 independent living facilities from certain affiliates of Holiday Acquisition Holdings LLC for a total cash purchase price of $491 million. If the pending acquisition is not completed, the Company intends to use the net proceeds for general corporate purposes, which may include other potential future acquisitions.

Wells Fargo Securities, BofA Merrill Lynch and BMO Capital Markets are acting as joint book-running managers for the offering. This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated November 14, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

When available, a copy of the preliminary prospectus supplement, final prospectus supplement and the base prospectus relating to the offering can be obtained from Wells Fargo Securities, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department, (800) 326-5897 or cmclientsupport@wellsfargo.com; or from BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attention: Prospectus Department or e-mail dg.prospectus_requests@baml.com; or from BMO Capital Markets, 3 Times Square, Floor 27, New York, New York 10036, Attention: Lori Begley, e-mail: bmoprospectus@bmo.com.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.